UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 15, 2005

Commission File Number 0-27958

FLANDERS CORPORATION

(Exact name of registrant as specified in its charter)

North Carolina	13-3368271
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2399 26th Avenue North, St. Petersburg, Florida	33713
(Address of principal executive offices)	(Zip Code)

(727) 822-4411

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events and Required FD Disclosure.

Flanders Corporation (Nasdaq:FLDR), today announced that the appointment of Andrew J. Grodzicki as its Chief Operating Officer and Vice President of it’s wholly owned subsidiary Global Containment Systems, Inc.

Mr. Grodzicki, age 55, brings over 30 years of commercial and government project management and procurement experience.  He is a retired United States Air Force Officer, having served in various roles as a weapons system conversion officer for the F-16 and F-15E Tactical Fighter Programs; Unit Commander, Base Contracting Officer and Inspector General Acquisitions Team Chief, Tactical Air Command.  He has managed various programs supporting the Department of Defense, Department of Transportation, Department of Energy and various Commercial Service, construction and supply requirements.  More recently as the Duke COGEMA Stone & Webster Procurement Manager, he had programic responsibility for a $800 million infrastructure requirements.  He has a Bachelors degree in Accounting from the University of Memphis and an MBA from Campbell University.

Flanders is waiting for the finalization of an agreement to exchange land with the Department of Energy to facilitate better egress to the property in Aiken South Carolina.  Once this agreement is complete, construction of the Global Containment System building should begin.

Steve Clark  President and Chief Operating Officer commented that, “Global Containment Systems, Inc is continuing to see a tremendous amount of interest in our high-end containment products for government, commercial critical environments and isolation barrier systems.  We currently have a significant backlog of high-end containment and isolation barrier systems work.  Flanders Corporation will be restructuring its corporate entities that will result in Global Containments Systems operations coverage to include Washington, North Carolina; Bath, North Carolina; Salt Lake City, Utah; Stafford, Texas and now the new facility in Aiken, South Carolina.  The expansion in South Carolina will provide Global Containment Systems a state of the art facility with the room necessary to provide in place testing, integration, process control verification prior to shipment to the Savannah River site.  With the ability to provide in house engineering, design, manufacturing, integration, balancing, control verification and final testing and final installation, Global Containment should be in a unique position to serve this developing market.  In addition, Global Containment Systems, Inc has a competitive advantage with customers requiring high end, high purity containment systems, given our long experience in what was, historically, a niche specialty manufacturing market.”

Global Containment Systems, Inc.  is a wholly owned subsidiary of Flanders Corporation.

Global Containment Systems is a ASME NQA-1 company providing design, engineering, scheduling, procurement and document control, design control, manufacturing and fabrication, integration, mechanical, electrical, instrumentation and piping, and erection, start-up, testing, balancing, and acceptance, project and construction management, preventative maintenance, aftermarket service.

Flanders is a leading air filtration products manufacturer.  Flanders' products are utilized by many industries, including those associated with commercial and residential heating, ventilation and air conditioning systems, semiconductor manufacturing, ultra-pure materials, biotechnology, pharmaceuticals, synthetics, nuclear power and nuclear materials processing.

This press release contains forward-looking statements that are inherently subject to risk.  These forward-looking statements are not intended to be promises or predictions of the future and may be affected by a number of factors that may change the currently anticipated outcome.  These factors include market acceptance of Flanders’ products, including products from its Global Containment Systems, Inc subsidiary, the ability to secure contracts for Global Containment, the ability to fulfill orders processed, business generated as expected, competition in the marketplace for Flanders' products, the success of retailers and distributors through which Flanders sells its products, Flanders' ability to contain costs and maintain production and efficiency with a reduced workforce, a determination by potential Flanders customers that the higher cost of its high-end filtration systems can be justified for general application, Flanders’ ability to successfully retrofit existing buildings with effective sophisticated filtering and air handling systems, and the development of increased demand for its high-end products.  Many of these factors are not within Flanders’ control.  These factors, and others, are discussed in Flanders’ periodic reports filed with the Securities and Exchange Commission and should be reviewed by the reader of this press release.

For further information on Flanders and its products, visit its web site at http://www.flanderscorp.com/ or contact Steven Clark at (727) 822-4411.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 15, 2005	FLANDERS CORPORATION
By: /s/ Steven K. Clark Steven K. Clark Chief Executive Officer